Exhibit 4.8

EXECUTION VERSION

SEVENTH AMENDMENT TO THE

SHAREHOLDERS’ AGREEMENT OF

RAÍZEN S.A.

between

COSAN S.A.

COSAN INVESTIMENTOS E PARTICIPAÇÕES S.A.

AND

SHELL BRAZIL HOLDING B.V.

AND

RAÍZEN S.A.

as intervening and consenting party

DATED AS OF
JULY 11, 2021

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By this Seventh Amendment to the Shareholders’ Agreement of Raízen S.A., signed on July 11, 2021:

(1)

COSAN S.A., a corporation organized and existing according to the laws of Brazil, with headquarters in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 4100, 16th floor, room 1, Itaim Bibi, CEP 04538-132, enrolled with the Brazilian tax registry under No.50.746.577/0001-15, with its Byelaws registered at Commercial Registry of the State of São Paulo under NIRE 35.300.177.045, herein represented by its authorized undersigned legal representatives, hereinafter referred to as “COSAN S.A.”;

(2)

COSAN INVESTIMENTOS E PARTICIPAÇÕES S.A., a corporation organized and existing according to the laws of Brazil, with headquarters in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 4100, 16th floor, room 3, Itaim Bibi, CEP 04538-132, enrolled with the Brazilian tax registry under No. 18.777.673/0001-18, with its Byelaws registered at Commercial Registry of the State of São Paulo under NIRE 3530045617-3, herein represented by its authorized undersigned legal representatives, hereinafter referred to as “COSAN INVESTIMENTOS” and together with COSAN S.A. collectively “COSAN”; and

(3)

SHELL BRAZIL HOLDING B.V., a corporation organized and existing according to the laws of the Netherlands with registered number 27192050 0000, with its principal place of business at 30, Carel van Bylandtlaan, 2596HR 's-Gravenhage, the Netherlands, enrolled with the Brazilian tax registry under No.05.717.887/0001-57, herein represented by its authorized undersigned legal representatives, hereinafter referred to as “SHELL”;

As intervening and consenting party,

(4)

RAÍZEN S.A.(formerly known as Raízen Combustíveis S.A.), a corporation organized and existing according to the laws of Brazil, with headquarters in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Almirante Barroso, 81, 36th floor, room 36A104, Zip Code 20.031-004, enrolled with the Brazilian tax registry under No. 33.453.598/0001-23, with its Byelaws registered at Commercial Registry of the State of Rio de Janeiro under NIRE 33.3.0029867-3, herein represented by its authorized undersigned legal representatives, hereinafter referred to as “COMPANY”; and

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Cosan S.A., Cosan Investimentos, Shell and the Company are hereinafter referred to together as the “Parties” and individually as “Party”.

WHEREAS

A.                 Pursuant to the terms of the Framework Agreement, Cosan and Shell agreed to establish the Joint Venture to combine certain of the assets of Cosan and Shell primarily in Brazil;

B.                  Cosan (through itself and/or any of its Affiliates) and Shell (through itself and/or any of its Affiliates) have an equal economic interest in the Joint Venture and as a general principle, Cosan (through itself and/or any of its Affiliates) and Shell (through itself and/or any of its Affiliates) will share the profits, losses, access to cash flows and economic interest of the Joint Venture on an equal basis;

C.                  The Joint Venture comprises the Sugar and Ethanol Co, which holds the sugar, ethanol, co-generation and certain other assets of the Joint Venture and the Company which holds the downstream and certain other assets of the Joint Venture;

D.                 On June 1st, 2011, Cosan, Cosan Distribuidora de Combustíveis Ltda., a corporation organized according to the laws of Brazil, with headquarters in the City of Barra Bonita, State of São Paulo, at Fazenda Pau D'Alho, without number, Prédio Administrativo Cosan, CEP 17340-000, enrolled with the Brazilian tax registry under No. 02.041.195/0001-43 (a company which has been further merged into Cosan S.A.) and Shell entered into the Shareholders’ Agreement of the Company (hereinafter referred to as the  “Shareholders’ Agreement of the Company”);

E.                  On December 26, 2013, the Parties amended the Shareholders’ Agreement of the Company in order to reflect some changes (hereinafter referred to as the “First Amendment”);

F.                   On December 19, 2014, the Parties amended the Shareholders’ Agreement of the Company in order to reflect the creation of the preferred ‘D’ shares of the Company, as well as some changes arising from it (hereinafter referred to as the “Second Amendment”);

G.                 On November 22, 2016, the Parties decided to amend and restate the Joint Venture Agreement in order to, amongst other things, replace the time bound put and call options exercisable in 2021 and 2026 with event triggered call options, as set forth therein;

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H.                 On the same date, the Parties amended the Shareholders’ Agreement of the Company to make it consistent with the Joint Venture Agreement (in view of item (G) above) and to amend the provisions in relation to the appointment of the Chairperson, the CEO and the CFO of the Company, among other modifications provided therein (hereinafter referred to as the “Third Amendment”);

I.                    On August 23, 2018, the Parties amended the Shareholders’ Agreement of the Company to include some activities in the scope of business of the Company in a new territory (Argentina) and also to modify some of the restrictions regarding the engagement of the Shareholders in such activities accordingly (hereinafter referred to as the “Fourth Amendment”);

J.                    On October 28, 2020, the Parties amended the Shareholders’ Agreement of the Company to include some business activities of convenience and proximity stores in the scope of business of the Company, as well as to set the specific non-compete provisions in relation to such businesses (hereinafter referred to as the “Fifth Amendment”);

K.                 On May 31, 2021, the Parties amended the Shareholders’ Agreement of the Company to reflect the implications of: (i) the corporate reorganization of the Company, through which it became the holder of all common shares of the Sugar and Ethanol Co (less 1 common share owned by each of Cosan and Shell), all 'A', 'B', and 'D' preferred shares in the Sugar and Ethanol Co were repurchased and cancelled or converted into common shares and all 'A', 'D', and 'E' preferred shares of the Company were repurchased and cancelled or converted into common shares (the "Raízen Reorganization"); (ii) the corporate reorganization involving Cosan S.A. and certain of its affiliates; (iii) the proposed acquisition, which may occur prior to, on or after the date of the Seventh Amendment (as defined below), by Hédera Investimentos e Participações S.A., a corporation duly incorporated under the laws of Brazil, with its headquarters in the city of São Paulo, State of São Paulo, at Av. Brigadeiro Faria Lima, No. 1355, 12th floor, room 4, Zip Code 01.452-919, enrolled with the CNPJ under No. 12.686.989/0001-18 ("Hédera"), of certain preferred shares of the Company pursuant to a share purchase agreement dated February 8, 2021 and entered into between Hédera, Biosev S.A., a publicly-held joint-stock company (sociedade por ações de capital aberto) duly incorporated under the laws of Brazil, with its headquarters in the city of São Paulo, State of São Paulo, at Av. Brigadeiro Faria Lima, No. 1355, 11th floor, Zip Code 01.452-919, enrolled with the CNPJ under No. 15.527.906/0001-36, the Company, the Sugar and Ethanol Co, and, as intervening-consenting parties, Louis Dreyfus Commodities and Energy Holdings N.V.,

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Cosan S.A., Cosan Investimentos and Shell; and (iv) the review of the Company’s scope for certain businesses; and

M.              The Parties have decided to further amend the Shareholders’ Agreement of the Company to reflect the implications of the IPO of the Company.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the Parties mutually hereby agree to enter into this Seventh Amendment to the Shareholders’ Agreement of the Company (hereinafter referred to as the “Seventh Amendment”) which shall be governed by the terms and conditions below:

ARTICLE ONE

DEFINITIONS

1.1. Capitalized terms used and not otherwise defined in this Seventh Amendment are used herein with the same meanings ascribed to such terms in the Shareholders’ Agreement of the Company as amended. All terms defined in this Seventh Amendment shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

ARTICLE TWO

AMENDMENT AND RESTATEMENT

2.1.             The Parties hereby agree and decide to amend the Shareholders’ Agreement of the Company such that it shall read as attached herein as Exhibit I, which contains the entire agreement and understanding concerning the subject matters hereof and thereof among the Parties hereto and thereto.

2.2.             This Seventh Amendment constitutes a legal, valid and binding obligation of the Parties, enforceable in accordance with its terms.

2.3.             This Seventh Amendment shall become effective immediately following the Commencement Announcement.

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IN WITNESS WHEREOF, the parties sign this instrument in four (4) counterparts of identical content and for one sole purpose, in the presence of the two (2) undersigned witnesses.

São Paulo, July 11, 2021.

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First Page of Signature of the Seventh Amendment to the Shareholders’ Agreement of Raízen S.A. entered into by Cosan S.A, Cosan Investimentos e Participações S.A., Shell Brazil Holding BV and Raízen S.A, on July 11, 2021.

COSAN S.A.

/s/ Luis Henrique Cals de Beauclair Guimarães	/s/ Maria Rita de Carvalho Drummond
Name: Luis Henrique Cals de Beauclair Guimarães Title: Chief Executive Officer	Name: Maria Rita de Carvalho Drummond Title: General Counsel

COSAN INVESTIMENTOS E PARTICIPAÇÕES S.A.

/s/ Rubens Ometto Silveira Mello	/s/ Maria Rita de Carvalho Drummond
Name: Rubens Ometto Silveira Mello Title: Chief Executive Officer	Name: Maria Rita de Carvalho Drummond Title: Officer

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Second Page of Signature of the Seventh Amendment to the Shareholders’ Agreement of Raízen S.A. entered into by Cosan S.A, Cosan Investimentos e Participações S.A., Shell Brazil Holding BV and Raízen S.A, on July 11, 2021.

SHELL BRAZIL HOLDING B.V.

/s/ Lauran Jacques Leon Wetemans
Name:Lauran Jacques Leon Wetemans Title: Director

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Third Page of Signature of the Seventh Amendment to the Shareholders’ Agreement of Raízen S.A. entered into by Cosan S.A, Cosan Investimentos e Participações S.A., Shell Brazil Holding BV and Raízen S.A, on July 11, 2021.

Raízen S.A.

/s/ Guilherme José de Vasconcelos Cerqueira	/s/ Antonio Ferreira Martins
Name: Guilherme José de Vasconcelos Cerqueira Title: CFO	Name: Antonio Ferreira Martins Title: Legal VP

WTINESSES:

/s/ Jessica Bittencourt Poppe	/s/ Josiele Feitosa de Oliveira
Name: Jessica Bittencourt Poppe ID Card: 43.980.378-0	Name: Josiele Feitosa de Oliveira ID Card: 49.194.723-9

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Exhibit I

TO THE SEVENTH AMENDMENT TO THE SHAREHOLDERS’ AGREEMENT OF RAÍZEN

S.A. EXECUTED ON July 11, 2021

AMENDED AND CONSOLIDATED VERSION OF THE SHAREHOLDERS’ AGREEMENT OF

RAÍZEN S.A. (HEREINAFTER REFERRED TO AS THE “AGREEMENT”)

RECITAL

The Seventh Amendment to the Shareholders' Agreement of Raízen S.A. was executed on July 11, 2021 to reflect the implications of the IPO of the Company.

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of a Holding Company; provided that, for the purposes of this Agreement, no JV Entity shall be considered an Affiliate of any Shareholder.

“Aguassanta” means Aguassanta Participações S.A., a company organised and existing under the laws of Brazil, with its head office at Avenida Brigadeiro Faria Lima No. 4100, 16th floor, room 08, Zip Code 04538-132, São Paulo, SP, Brazil, enrolled with the Brazilian tax registry under number 07.198.897/0001-59.

“Anti-Corruption Law” means the US Foreign Corrupt Practices Act of 1977, the United Kingdom Prevention of Corruption Acts 1889 to 1916 and the United Kingdom Bribery Act of 2010, Decree (Decreto) 4,410 of October 7, 2002 (Interamerican Convention Against Corruption) of Brazil, Decree (Decreto) 5,687 of January 31, 2006 (United Nations Convention Against Corruption) of Brazil, Brazilian Law No. 8,429 dated June 2, 1992 (Lei de Improbidade Administrativa), Brazilian Law No. 9,613 dated March 3, 1998 (Lei de Prevenção à Lavagem de Dinheiro), Brazilian Law No. 8,666 dated June 21, 1993 (Lei de Licitações e Contratos Administrativos), Brazilian Law No. 12,846 dated August 1, 2013 (Lei da Empresa Limpa), Brazilian Law No. 14,133 dated April 1, 2021

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(the new Lei de Licitações e Contratos Administrativos), or any applicable law of similar effect.

“B3” means B3 S.A. – Brasil, Bolsa, Balcão.

“Beneficial Owner” means, in respect of a security, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (a) voting power which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power which includes the power to transfer, or to direct the transfer of, such security; and each of the terms “Beneficially Own” and “Beneficially Owned” has a corollary meaning.

“Brazilian Civil Code” shall mean Brazilian Federal Law no. 10.406 of January 10, 2002 (lei Nº 10.406, de 10 de janeiro 2002).

“Brazilian Corporation Law” shall mean Brazilian Federal Law no. 6.404 of December 15, 1976 (Lei Nº 6.404 de 15 de dezembro 1976).

“Business Day” means a day other than a Saturday, Sunday or public holiday in São Paulo, Brazil.

“Business Plan” means the business plan for a five-year period relating to the Joint Venture, the initial version of which was adopted by the Supervisory Board on June 1, 2011, and as renewed on an annual basis by the Supervisory Board in accordance with Annex D.

“Byelaws” means, in relation to any entity, the corporate byelaws (including any

Contrato Social or Estatuto Social) of that entity.

“Co-gen Products” means: (i) steam and electricity generated from the inputs and by-products from the Sugar production process; (ii) the feedstocks used for such co- generation; and (iii) any related by-products resulting from such co-generation.

“Commencement Announcement” means the publication of the announcement informing the market of the beginning of the distribution of preferred shares issued by the Company (Anúncio de Início de Oferta Pública de Distribuição de Ações Preferenciais de Emissão da Raízen).

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“Company” means Raízen S.A. (formerly known as Raízen Combustíveis S.A.), a corporation organized and existing according to the laws of Brazil, with headquarters in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Almirante Barroso, 81, 36th floor, room 36A104, Zip Code 20.031-004, enrolled with the Brazilian tax registry under No. 33.453.598/0001-23, with its Byelaws registered at Commercial Registry of the State of Rio de Janeiro under NIRE 33.3.0029867-3.

“Company’s Byelaws” means the Byelaws of the Company, as amended from time to time.

“Company Securities” means: (i) the common and preferred shares of the Company; (ii) any other equity or equity-linked security issued from time to time by the Company; and (iii) any options, warrants, or other rights to acquire any of the foregoing securities (including, for the avoidance of doubt, the JV Securities).

“Confidential Information” means any information concerning any Party or any of its Subsidiaries, whether or not in the possession of a Party before the date of this Agreement, and which relates to trade secrets, proprietary information, the marketing of goods or services (including names, lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, advertising or promotional materials and strategies), future projects, business development or planning, commercial relationships, negotiations and business strategy; provided that “Confidential Information” does not include information that: (a) is or becomes generally available to the public other than as a result of a disclosure by a Party, any of its Affiliates or its or their Representatives in violation of this Agreement; (b) was available to such Party on a non- confidential basis prior to its disclosure to such Party or its Representatives; or (c) becomes available to such Party on a non-confidential basis from a source other than a JV Entity after the disclosure of such information to such Party or any Party’s Representative by the JV Entity, which source is (at the time of receipt of the relevant information) not, to such Party’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) such JV Entity or another Person; provided, further, that, notwithstanding anything to the contrary contained herein, Confidential Information in the possession of Cosan, Shell or any of their respective Subsidiaries prior to the date of this Agreement shall, notwithstanding the foregoing exceptions in paragraphs (a) or (c), remain Confidential Information hereunder and Cosan, Shell or any of their respective Subsidiaries shall be obligated to keep, or to cause to be kept, such information confidential in accordance with the provisions of Section 11.02 as fully as if they did not have access to such information prior to the date of this Agreement but only received it after the date of this Agreement.

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“Control” has the meaning given to it in the Joint Venture Agreement.

“Controlled By” has the meaning given to it in the Joint Venture Agreement (in the definition of 'Control').

“Controller” has the meaning given to it in the Joint Venture Agreement (in the definition of 'Control').

“Control Framework” means a control framework to ensure compliance with reporting requirements (including in relation to section 404 of the Sarbanes-Oxley Act 2002 of the United States of America), as adopted by the Supervisory Board.

“Controlling Interest” means, in relation to an entity, a direct or indirect interest in relation to such entity which confers Control.

“Convenience Business” means a small Shell branded retail business that (i) may be a part of a retail site, (ii) is located within the perimeter of a retail site, which offers a limited range of products, including food, tobacco, alcoholic and nonalcoholic beverage products and magazines, as well as everyday items and food services, with extended opening hours, or (iii) is located within a corporate office;

“Cosan” means, collectively, Cosan S.A. and Cosan Investimentos.

“Cosan S.A.” means Cosan S.A., a corporation organized and existing according to the laws of Brazil, with headquarters in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 4100, 16th floor, room 1, Itaim Bibi, CEP 04538-132, enrolled with the Brazilian tax registry under No.50.746.577/0001-15, with its Byelaws registered at Commercial Registry of the State of São Paulo under NIRE 35.300.177.045.

“Cosan Investimentos” means Cosan Investimentos e Participações S.A., a corporation organized and existing according to the laws of Brazil, with headquarters in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 4100, 16th floor, room 3, Itaim Bibi, CEP 04538-123, enrolled with the Brazilian tax registry under No. 18.777.673/0001-18, with its Byelaws registered at Commercial Registry of the State of São Paulo under NIRE 3530045617-3.

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“CSLL” means the Brazilian Social Contribution on Net Profits (Contribuição Social sobre o Lucro Líquido).

“Default Interest Rate” means a per annum rate of interest equal to 2 per cent. above SELIC for payments in BRL and equal to 3 per cent. above SOFR for payments in US$.

“Distribution” means a distribution by way of dividend payable in respect of shares, by way of IOC, by way of the redemption of shares or by way of any other distribution of profits or reserves that may be agreed by the Parties, made, or to be made, by the Company in accordance with this Agreement.

“Effective Date” means the date of publication of the Commencement Announcement.

“Ethanol” means ethanol and ethanol-based products, produced in each case from sugar cane.

“Existing Academic Projects” means the research projects and related activities carried out pursuant to: (a) an agreement (or future agreement) with Embrapa Agrobiologia relating to soil “C” balance and greenhouse gas emissions; and (b) an agreement between Shell Brasil Ltda. and Universidade Estadual de Campinas – UNICAMP dated 5 September 2008.

“External Auditors” has the meaning set forth in the Operating and Coordination Agreement.

“Framework Agreement” means the Framework Agreement dated August 25, 2010 between Cosan, Cosan Distribuidora de Combustíveis Ltda. (which has been further merged into Cosan), Cosan Limited (a company which has been further merged into Cosan S.A.), the Company, Raízen S.A., Shell, Shell Overseas Holdings Limited and the Sugar and Ethanol Co, as amended.

“General Meeting” means any meeting of the shareholders (assembleia geral) (including the Shareholders and Non-Party Holders) of the Company.

“Governmental Authority” means any international, supranational or national government, any state, provincial, local or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative

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functions (including functions relating to the audit, imposition, assessment, management and collection of Taxes) of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any nation or jurisdiction or any political subdivision thereof or any court.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IOC” means interest on capital (juros sobre capital proprio) that may be paid by Brazilian companies to shareholders.

“IPO” means the initial public offering of preferred shares issued by the Company in the B3.

“Joinder Agreement” means an agreement to be bound by this Agreement in the form of Annex H hereto.

“Joint Venture” means the Company and its Subsidiaries, considered together (including, for the avoidance of doubt, the Sugar and Ethanol Co).

“Joint Venture Agreement” means the joint venture agreement dated 1 June, 2011, between Cosan, the Company, Shell Brazil Holding B.V., Shell Overseas Holdings Limited and the Sugar and Ethanol Co, as amended.

“JV Entity” means, after the Raízen Reorganization, the Company, and each of the Subsidiaries of and equity interests held by, the Company, including the Sugar and Ethanol Co.

“JV Securities” means: (i) the common and preferred shares of the Company; (ii) any other equity or equity-linked security issued from time to time by the Company; and

(iii) any options, warrants, or other rights to acquire any of the foregoing securities, which, in each case, are held (directly or indirectly) by Cosan and Shell (or their Permitted Transferees).

“Key Policies” means all the policies approved by the Supervisory Board from time to time.

“Lubricants” means automotive, marine and industrial lubricants and greases (but excluding aviation lubricants).

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“Level 3 Employee” means any employee of the Company or another JV Entity employed at the level that reports directly to any member of the Senior Management.

"Non-Party Holder" means any Person (other than a Shareholder) who holds Company Securities (other than the JV Securities).

“Operating and Coordination Agreement” means the agreement dated as of June 1st, 2011, entered between Cosan, Cosan Distribuidora de Combustíveis Ltda. (a company which has been further merged into Cosan S.A.), the Company, Ispagnac Participações Ltda., Raízen S.A., Shell Brazil Holding B.V. and the Sugar and Ethanol Co.

“Parties” means the parties to this Agreement from time to time (including any Person who at the relevant time is a party to, or has agreed (by executing a Joinder Agreement) to be bound by this Agreement (and “Party” shall be construed accordingly).

“Permitted Transferees” means any person to whom or which Cosan or Shell is permitted to transfer its interest, whether directly or indirectly, in the Joint Venture, pursuant to the Joint Venture Agreement.

“Person” means an individual, corporation (including a Brazilian sociedade anônima), limited liability company (including a Brazilian sociedade limitada), firm, joint venture, partnership, association, trust or other entity or organization (wherever incorporated), including any type of Brazilian sociedade empresária and sociedade simples or any other entity regulated by Articles 40-69 of the Brazilian Civil Code, and including a Governmental Authority or political subdivision or an agency or instrumentality thereof.

“Proximity Business” means small non-Shell branded standalone retail stores, not following within the definition of Convenience Business, offering a limited range of products usually offered by markets and/or supermarkets for an everyday use. Assortment may also include categories such as: food, tobacco, alcoholic and non-alcoholic beverage products and magazines, as well as everyday items and food services, with extended opening hours.

“Qualifying Person” means any person who has not been convicted of any violation of any Anti-Corruption Law.

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“Representatives” means any of a Person’s Affiliates and the directors, officers, employees, agents, counsel, investment advisers and financing sources, subject to customary confidentiality obligations of such Person and/or of any of its Affiliates.

“ROSM” means Rubens Ometto Silveira Mello, a Brazilian citizen whose principal business address is located at Av. Brigadeiro Faria Lima, 4100, 16º andar - CEP 04538-132 – São Paulo – SP, Brazil.

“SELIC” means the rate assessed by the Brazilian Special Liquidation and Custody System (Sistema Especial de Liquidação e Custódia) – SELIC, published by the Central Bank of Brazil, obtained by calculating the adjusted weighted average rate of one- day financing operations, backed by public federal bonds and traded in such system.

“Shareholder” means, at any time, any Person (other than the Company) who shall then be a Party to or bound by this Agreement for so long as that person Beneficially Owns any JV Securities issued by the Company and, for so long as Cosan S.A. and Cosan Investimentos Beneficially Own any JV Securities issued by the Company, Cosan S.A. and Cosan Investimentos shall be construed as one Shareholder. For the avoidance of doubt, no Non-Party Holder is a Shareholder for the purposes of this Agreement.

“Shareholders’ Agreement Raízen Conveniências” means the shareholders’ agreement of Raízen Conveniências S.A., a subsidiary of the Company, entered into on October 31, 2019 by and among the Company, on one side, and Femco Brazil Participações Ltda, on the other side, and, further, as Femco Brazil Participações Ltda guarantor and primarily obligor of certain obligations, Femsa Comercio, S.A. de C.V. and, further, as intervening-consenting party, Raízen Conveniências S.A.

“Shell” means Shell Brazil Holding B.V., a corporation organized and existing according to the laws of the Netherlands with registered number 27192050 0000, with its principal place of business at 30, Carel van Bylandtlaan, 2596HR 's-Gravenhage, the Netherlands, enrolled with the Brazilian tax registry under No.05.717.887/0001-57.

“Shell Trading” means Shell Western Supply and Trading Limited or any of its Affiliates as it may specify.

“Shell Trading Agreement” means the sale and purchase agreement for biofuels dated on or about June 1, 2011 between the Sugar and Ethanol Co and Shell Trading.

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"SOFR" means the secured overnight financing rate administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

“SOIBV” means Shell Overseas Investments B.V., a company incorporated in The Netherlands whose registered office is at Carel van Bylandtlaan 30, 2596HR-Gravenhage, and with company number 27104660 0000.

“Subsidiary” means, in relation to any Person, a Person: (a) which is Controlled, directly or indirectly, by the first mentioned Person; (b) more than half the issued share capital of which is Beneficially Owned, directly or indirectly, by the first mentioned Person; or (c) which is a Subsidiary of another Subsidiary of the first mentioned Person.

“Sugar” means sugar and sugar by-products.

“Sugar and Ethanol Co” means Raízen Energia S.A., a company organized and existing under the laws of Brazil, with its head office at Avenida Brigadeiro Faria Lima, 4100, 11th floor, parte 05, City of Sao Paulo, State of Sao Paulo, CEP 04538-132, Brazil, enrolled with the Brazilian tax registry under No.08.070.508/0001-78.

“Tax” means any past, present or future taxes, including (without limitation) IRPJ, CSLL, PIS, COFINS and ICMS and any and all other taxes, surtaxes, additional rates, levies, excise, imposts, duties, charges, contributions, social contributions, contributions on economic domain intervention, charges, tariffs, fees, deductions, or withholdings of whatever nature (including any related fines, penalties, surcharges or interest) that are imposed, levied, collected, withheld, assumed, assessed by or payable to any Governmental Authority, and that are levied (without limitation) on income, net worth, revenues, profits, turnover, capital gains, imports, exports, services, excise, royalties, ownership and transfer of real estate property, donations, bank account deposits and withdrawals, foreign exchange transactions, credit transactions, transactions related to bonds and securities, transactions related to insurance transactions, as well as “green” or environmental taxes, value-added taxes, and any and all other transactional or turnover tax.

“Transaction Document” has the meaning set forth in the Framework Agreement.

“Transfer” means, with respect to any JV Securities: (a) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer any JV  Securities  or  any  participation  or  interest  therein,  whether  directly  or indirectly

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(including pursuant to a derivative transaction), or agree or commit to do any of the foregoing; and (b) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of any JV Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“Usufruct Agreement” means the Instrumento Particular de Reserva Onerosa de Usufruto by means of which Cosan S.A. and Cosan Investimentos agreed, among other matters, that Cosan shall have the right of usufruct over the political rights attached to the common shares of the Company held by Cosan.

(b)              Each of the following terms is defined in the Section set forth opposite that term:

Term	Section
Agreement	preamble
Audit Committee	Annex G
Business Performance Committee	Annex G
CEO	6.01
CFO	6.01
Chairperson	5.02(a)
COO (Downstream)	6.01
COO (Sugar and Ethanol Co)	6.01
CSR Committee	Annex G
Direct Report	6.05(c)
Dispute	11.08(a)
Executive Board	6.01
Finance Committee	Annex G
Fiscal Board	Annex B
Hédera	preamble
Interim CEO	6.05(b)
Internal Auditors	Annex G
Joinder Agreement	Annex H
Joining Party	Annex H
Joint Venture Business	8.01
Manual of Authorities	7.01
MOU	11.12
Post-ROSM Interim CEO	6.06(b)

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Post-ROSM Interim CFO	6.06(c)
Raízen Reorganization	Recitals, paragraph K
Remuneration Committee	Annex G
Replacement Nominee	5.05(a)
Rules	11.08(a)
Senior Management	7.04
Shareholder Representative	4.01
Shareholders’ Agreement	Annex H
Shareholders' Prior Meeting	Section 3.02
Supervisory Board	5.01(a)
Sustainable Development Remediation Plan	Annex G
Term	11.14

Section 1.02. Other Definitional and Interpretative Provisions. A reference to a statutory provision (including, in Brazil, a provision of a Lei Ordinária, Lei Complementar, Decreto, Decreto-Lei, Medida Provisória and any other law under Brazilian law), includes a reference to: (a) the statutory provision as modified or re-enacted or both from time to time (whether before or after the date of this Agreement); and (b) any subordinate legislation made under the statutory provision by any Person (whether before or after the date of this Agreement). A reference to a “regulation” includes any regulation, rule, official directive, request, guideline, portaria, regulamento, decreto, resolução, deliberação, circular, carta-circular, instrução, instrução normativa, regimento, ato declaratório and/or despacho normativo (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organization. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “globally” shall be deemed to include Brazil. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Annexes, Articles, Sections, Exhibits and Schedules are to Annexes, Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein, shall have the meaning set forth in this Agreement.

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Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person or a Party include the legal personal representatives, Affiliate(s), successors or Permitted Transferees of that Person or Party. References to “Persons acting in concert” means, in relation to a Person, Persons which actively co-operate, pursuant to an agreement or understanding (whether formal or informal) with a view to obtaining or consolidating Control of that Person. References to “he” or “him” shall be deemed to refer, in addition, to “she” and “her”, respectively. References from or to any date mean, unless otherwise specified, from and including and to but excluding, respectively and a time of day is a reference to São Paulo, Brazil time. References to “company”, “corporation” or “entity” include a reference to any association, partnership or business entity (of whatever form) in any jurisdiction (including Brazilian sociedades empresárias and sociedades simples). References to an “agreement” means in relation to that agreement, that agreement as amended from time to time. Italicized terms in parenthesis denote the Portuguese language words for names, concepts and other terms applicable in Brazil.

ARTICLE 2

BOUND SHARES

Section 2.01. Bound Shares. This Agreement shall bind all JV Securities currently owned, directly or indirectly, by the Parties, as well as JV Securities issued by the Company that are subscribed or purchased or in any other way acquired by any of the Parties, their successors or Permitted Transferees, during the term of this Agreement, including, but not limited to, stock dividends deriving from dividend distributions, splitting, reverse splitting, or any shares, quotas or securities received by the Parties in exchange to or substitution of their JV Securities, by virtue of or in connection with any merger or reorganization of the Company or otherwise.

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ARTICLE 3

SHAREHOLDERS

Section 3.01. General Meetings. The Company will hold an annual General Meeting of all shareholders within the first four (4) months after the close of each fiscal year and an extraordinary General Meeting (i) if required under the Company’s Byelaws or Brazilian Corporation Law, and (ii) otherwise whenever the Company’s business so requires. Any General Meeting shall be governed by the Company’s Byelaws and Brazilian Corporation Law.

Section 3.02. Shareholders' Prior Meetings. In case: (a) any of the Shareholders wishes to call a meeting between the Shareholders, including to resolve upon matters which are (x) set forth in Annex B or (y) set forth in Annex D or are otherwise reasonably likely to be considered by the Supervisory Board; or (b) a General Meeting is called by any Non-Party Holder, the Supervisory Board or any other body of the Company as provided under the Company’s Byelaws or the Brazilian Corporation Law, the Shareholders shall hold a meeting of the Shareholders, at the Company’s headquarters or at such other place as may be agreed upon in writing by the Shareholders (a "Shareholders' Prior Meeting"), prior to, if applicable, the relevant General Meeting or relevant meeting of the Supervisory Board to discuss and resolve upon the relevant matters.

(a)            A Shareholders' Prior Meeting may be called by any Shareholder and shall be held within fifteen (15) days of such call notice. Subject to Section 3.02(f), the call notice shall be deemed to be withdrawn, and the Shareholders' Prior Meeting shall not be held, if the Shareholders, prior to the date of such Shareholders' Prior Meeting, resolve in writing in respect of the matters proposed for discussion therein.

(b)            The call notice in respect of any Shareholder's Meeting shall set out (i) the matters to be decided upon therein (which, if the Shareholders' Prior Meeting is called in advance of a General Meeting or a meeting of the Supervisory Board, will include the matters to be decided upon at that General Meeting or meeting of the Supervisory Board),

(ii) the proposed date, time and location of the Shareholders' Prior Meeting, including applicable documents and details for videoconference or teleconference facilities which shall be made available in respect of each Shareholders' Prior Meeting.

(c)            The Company shall cooperate with any Shareholder which is seeking to issue a call notice for or attending a Shareholders' Prior Meeting, including by supplying any information or materials that any Shareholder requests (acting reasonably). The Parties shall procure and, without limiting the foregoing, the Company shall ensure, that for the

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purposes of preparing a call notice in respect of a Shareholders' Prior Meeting which is being called to resolve upon matters which shall subsequently be subject of a General Meeting, the information and materials in respect of such matters which would be issued to the Shareholders and Non-Party Holders prior to the General Meeting are also issued to the Shareholders prior to the Shareholders' Prior Meeting. Nothing in this paragraph will require the Company to act in contravention of another provision of this Agreement, its Byelaws or applicable law.

(d)            Each Shareholders' Prior Meeting will be instated, on the first call and the second call, with the attendance of all Shareholders. If one or more Shareholders fail to attend the Shareholders' Prior Meeting on the second call, all Shareholders shall, as the case may be:

(i)            vote (or cause its representative to vote), at the corresponding General Meeting the subject(s) of which were purported to be discussed and resolved upon at such Shareholders' Prior Meeting, in the manner necessary to maintain the Company's status quo (as at the time immediately prior to the General Meeting and determined by reference to the then-current Business Plan) in respect of such subject(s), and in no event shall matters set forth in Annex B be voted on at such Shareholders' Prior Meeting; and

(ii)            procure that the Qualifying Persons appointed by it to the Supervisory Board vote, at the corresponding meeting of the Supervisory Board the subject(s) of which were purported to be discussed and resolved upon at such Shareholders' Prior Meeting, in the manner necessary to maintain the Company's status quo (as at the time immediately prior to the meeting of the Supervisory Board and determined by reference to the then-current Business Plan) in respect of such subject(s).

The approval of any of the matters listed in Annex B hereto shall, at any Shareholders’ Prior Meeting whether on first or second call, require the affirmative vote of Shareholders holding at least 75% of the Company’s total voting capital. The resolutions approved at any Shareholders’ Prior Meeting shall be recorded in minutes to be prepared by the Shareholders and delivered to the chairperson of the Supervisory Board prior to the corresponding General Meeting and/or meeting of the Supervisory Board (as the case may be) for purposes of the Brazilian Corporation Law.

(e)            If a matter is resolved upon or determined in a Shareholders' Prior Meeting (whether approved or not approved), each Shareholder shall: (i) at any General Meeting in which such matter is considered, exercise their votes in accordance with that resolution or

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determination and (ii) at any meeting of the Supervisory Board in which such matter is considered, cause the Qualifying Persons appointed by it to the Supervisory Board and who attend the relevant meeting thereof to exercise their votes in accordance with that resolution or determination. If any matter has not been approved at a Shareholders' Prior Meeting pursuant to this Agreement, each Shareholder undertakes not to call a General Meeting to resolve on such matter, or, if a General Meeting was called by a Non-Party Holder or other third party, to vote or cause its representative to vote at the General Meeting in the manner necessary to maintain the Company’s status quo (as at the time immediately prior to the General Meeting and determined by reference to the then-current Business Plan) in respect of such matter.

(f)            If a matter is resolved upon or determined in a Shareholders' Prior Meeting and such matter need not be resolved upon in a General Meeting prior to its implementation pursuant to Section 3.01, Cosan and Shell shall cause the Supervisory Board to effect or implement such resolution or determination in respect of the matter.

(g)            If the Shareholders reach a deadlock in any discussion, the Shareholders agree to follow the procedure set forth in Article 4 of this Agreement.

Section 3.03. Supervisory Board and Executive Board. Each of Cosan and Shell shall vote its JV Securities or execute proxies or written consents, as the case may be, and take all other necessary action (including causing the Company to call a Shareholders' Prior Meeting and/or a special General Meeting) in order to ensure that the composition of the Supervisory Board (and the identity of the Chairperson) is as set forth in this Agreement. Each of Cosan and Shell shall cause its nominees to the Supervisory Board to take all necessary action to ensure that the composition of the Executive Board is as set forth in this Agreement.

Section 3.04. Byelaw Provisions. (a) Each Shareholder agrees to vote  its JV Securities or execute proxies or written consents, as the case may be, and to take all other actions necessary: (i) to ensure that the Company’s Byelaws facilitate, and do not at any time conflict with, any provision of this Agreement, and (ii) to permit each Shareholder to receive the benefits, and exercise the rights, to which each such Shareholder is entitled under this Agreement.

(b) The Company’s Byelaws or policies shall provide for indemnification  of  each member of the Supervisory Board and the Executive Board for acts on behalf of the Company to the maximum extent permitted by applicable law.

Section 3.05. Shareholders. Cosan and Shell shall use their respective (direct or indirect) shareholder votes in the Company (and any holding company)

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which they Beneficially Own, to procure that the Company shall fully comply with the terms of this Agreement, as further set forth in Article 118 of the Brazilian Corporation Law.

Section 3.06. JV Entities Byelaw Provisions. The Company shall vote the shares that it holds in any JV Entity, and shall procure that each JV Entity shall vote the shares that it holds in any other JV Entity, or execute (or procure the execution of) proxies or written consents, as the case may be, and to take all other actions necessary: (i) to ensure that the Byelaws of the relevant JV Entity facilitate, and do not at any time conflict with, any provision of this Agreement, and (ii) to permit each Shareholder to receive the benefits, and exercise the rights, to which each such Shareholder is entitled under this Agreement.

Section 3.07 . Use of votes. The Company shall use (and shall procure that each other JV Entity uses) its (direct or indirect) shareholder votes in a JV Entity which they Beneficially Own, to procure that the JV Entity shall fully comply with the terms of this Agreement, as further set forth in Article 118 of the Brazilian Corporation Law.

ARTICLE 4

SHAREHOLDER REPRESENTATIVES

Section 4.01. Shareholder Representatives. Each of Cosan and Shell shall appoint one of its respective senior executives as a shareholder representative of that party in respect of the Joint Venture (each such individual, a “Shareholder Representative”).

Section 4.02. Meetings of the Shareholder Representatives. The two Shareholder Representatives shall meet at such times as may be requested by either Shareholder Representative, by Cosan or Shell or the Supervisory Board, but only (i) to resolve a deadlock at a Shareholders’ Prior Meeting or at the level of the Supervisory Board over any matters set forth in Annex B or Annex D, respectively, (ii) to resolve any other matter as the Supervisory Board may approve for referral to the Shareholder Representatives or (iii) to resolve any matter as requested by Cosan or Shell pursuant to the Joint Venture Agreement. All meetings of the Shareholder Representatives shall take place at a location or via teleconference or videoconference as may be mutually agreed upon by the Shareholder Representatives. Cosan and Shell shall procure that the Shareholder Representatives shall seek to resolve any matter referred to them within a period of 20 Business Days from the date that either of the Shareholders or the Supervisory Board, as the case may be, refers such matter to the Shareholder Representatives.

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Section 4.03. Actions by the Shareholder Representatives. Actions or decisions by the Shareholder Representatives shall require the agreement of both Shareholder Representatives. Cosan and Shell shall cause: (i) a Shareholders' Prior Meeting to be called to approve any decision of the Shareholder Representatives which must be approved by vote of the Shareholders or by the Supervisory Board, and/or (ii) if required under the Company’s Byelaws or Brazilian Corporation Law in respect of a decision of the Shareholder Representatives, a General Meeting or a meeting of the Supervisory Board, as applicable, to be called in order for the Shareholders (and, if applicable, Non- Party Holders) or the Supervisory Board (as applicable) to resolve to implement and effect such decision. If the Shareholder Representatives are unable to reach a joint decision, such decision shall not be taken or effected, and the status quo shall prevail.

Section 4.04. Expenses of the Shareholder Representatives. Each of (x)

Cosan and (y) Shell shall pay, respectively, all reasonable out-of-pocket expenses incurred by the Shareholder Representative nominated by it, in connection with the attendance of any meetings or the carrying out of any duties in such capacity as its Shareholder Representative.

ARTICLE 5

SUPERVISORY BOARD

Section 5.01. Composition of the Supervisory Board.

(a)            The Company shall have a supervisory board (Conselho de Administração) (the “Supervisory Board”).

(b)            The Supervisory Board shall have a minimum of eight and a maximum of fourteen voting members. Except in the circumstances to which Section 5.01(f) refers, the Supervisory Board shall have eight voting members comprising:

(i)            three Qualifying Persons designated by Cosan in its sole discretion; provided that one of such three shall be ROSM while he is not Deceased or Disqualified (each as defined in the Joint Venture Agreement) and (subject to Section 5.02(c)) willing to serve as a member of the Supervisory Board;

(ii)            three Qualifying Persons designated by Shell in its sole discretion, who shall each serve, subject to Sections 5.04 and 5.05, for a term of two years; and

(iii)            two independent members appointed in accordance with Section

5.01(e), which vote for avoidance of doubt shall not be bound by the provisions of this Agreement.

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(c)            Subject to applicable law, there shall be no restriction on (i) Cosan, or (ii) Shell re-designating any existing member of the Supervisory Board for any subsequent term of office.

(d)            The Shareholders agree to waive to the fullest extent possible, and undertake to refrain from requesting the adoption of, the cumulative voting procedure (voto múltiplo) and/or the election by the special separate voting procedure (eleição em separado), if and when applicable, and further undertake to exercise their voting rights in any such election to give effect to the provisions of this Section 5.01.

(e)            Each of Cosan and Shell shall designate one independent member of the Supervisory Board, provided such person is independent pursuant to the regulatory requirements issued by Comissão de Valores Mobiliários – CVM and B3. If one or more Non-Party Holders elect a member to the Supervisory Board in accordance with the Brazilian Corporation Law, and such member is an independent member of the Supervisory Board (pursuant to the regulatory requirements issued by Comissão de Valores Mobiliários

– CVM and B3), then Cosan and Shell shall jointly designate the remaining independent member to complete the Supervisory Board. If the Shareholders are unable to agree on an independent member for a period of 30 days, then:

(i)            each Shareholder shall propose two candidates to be designated an independent member of the Supervisory Board (provided such persons are independent pursuant to the regulatory requirements issued by Comissão de Valores Mobiliários – CVM and B3), which persons may be vetoed by the other Shareholder (but solely for reasons related to such person’s qualifications, experience, track record, personal profile or his or her failure to satisfy the requirement of independence pursuant to the regulatory requirements issued by Comissão de Valores Mobiliários – CVM and B3);

(ii)            if the candidates proposed by a Shareholder are vetoed pursuant to paragraph (i) above, such Shareholder may propose additional candidates until the Shareholders have agreed on two mutually agreeable candidates; and

(iii)            the Shareholder that has not appointed the Chairperson shall choose one of the proposed candidates and each Shareholder shall vote its JV Securities in order to elect such person as an independent member of the Supervisory Board.

(f)            If one or more Non-Party Holders elect a member to the Supervisory Board in accordance with the Brazilian Corporation Law, and such member is not an independent member of the Supervisory Board (pursuant to the regulatory requirements issued by Comissão de Valores Mobiliários – CVM and B3), then Cosan and Shell shall take all necessary action to promptly increase the number of voting members of the Supervisory Board to fourteen, which will then be comprised as follows:

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(i)            the member designated by the Non-Party Holders;

(ii)            five Qualifying Persons designated by Cosan in its sole discretion; provided that one of such five shall be ROSM while he is not Deceased or Disqualified (each as defined in the Joint Venture Agreement) and (subject to Section 5.02(c)) willing to serve as a member of the Supervisory Board;

(iii)            five Qualifying Persons designated by Shell in its sole discretion, who shall each serve, subject to Sections 5.04 and 5.05, for a term of two years; and

(iv)            three independent members, provided that Cosan and Shell shall:

(x)  each designate one independent member of the Supervisory Board, provided such person is independent pursuant to the regulatory requirements issued by Comissão de Valores Mobiliários – CVM and B3; and (y) jointly designate the remaining independent member to complete the Supervisory Board. If the Shareholders are unable to agree on an independent member for a period of 30 days, then:

(A)            each Shareholder shall propose two candidates to be designated an independent member of the Supervisory Board (provided such persons are independent pursuant to the regulatory requirements issued by Comissão de Valores Mobiliários – CVM and B3), which persons may be vetoed by the other Shareholder (but solely for reasons related to such person’s qualifications, experience, track record, personal profile or his or her failure to satisfy the requirement of independence pursuant to the regulatory requirements issued by Comissão de Valores Mobiliários – CVM and B3);

(B)            if the candidates proposed by a Shareholder are vetoed pursuant to paragraph (A) above, such Shareholder may propose additional candidates until the Shareholders have agreed on two mutually agreeable candidates; and

(C)            the Shareholder that has not appointed the Chairperson shall choose one of the proposed candidates and each Shareholder shall vote its JV Securities in order to elect such person as the third independent member of the Supervisory Board.

Section 5.02. Chairperson. (a) Subject to Section 5.02(b) the Shareholders shall appoint ROSM as the chairperson of the Supervisory Board (the “Chairperson”) and shall vote to ensure he is maintained in such position so long as he is willing to serve and neither Deceased nor Disqualified (each as defined in the Joint Venture Agreement) but only for so long as he retains a

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Controlling Interest (directly or indirectly) over Cosan’s interest in the Joint Venture.

(b)            If ROSM is determined Deceased or Disqualified (each as defined in the Joint Venture Agreement) in accordance with the provisions of the Joint Venture Agreement or, subject to Section 5.02(c), if ROSM is no longer willing to serve as the Chairperson, whichever is earlier, the right of Cosan and Shell to appoint the Chairperson shall alternate between Cosan and Shell for three year periods. For the initial three year period, Shell will appoint the Chairperson.

(c)            If ROSM is no longer willing to serve as the Chairperson (and has not been determined Disqualified or Deceased (each as defined in the Joint Venture Agreement), he must provide notice to the Company in writing no less than six months’ prior to the date on which he intends to stand down as Chairperson.

(d)            The responsibilities of the Chairperson are set forth in Annex C hereto. The Chairperson shall not have a casting or tie-breaking vote in the event of deadlock amongst the members of the Supervisory Board.

Section 5.03. Supervisory Board Members. Each of Cosan and Shell will (i) procure that all members of the Supervisory Board shall comply with all applicable law in relation to their eligibility to serve as members of the Supervisory Board and (ii) without limiting the foregoing, promptly replace members appointed by it as independent members of the Supervisory Board if such persons cease to be independent pursuant to the regulatory requirements issued by Comissão de Valores Mobiliários – CVM and B3. The Company and each Shareholder will procure that all members of the supervisory board (or equivalent body) of each JV Entity (other than the Company) shall comply with all applicable law in relation to their eligibility to serve as members of that supervisory board (or equivalent body).

Section 5.04. Removal of the Supervisory Board Members. (a) Each of Cosan and Shell agrees that, if at any time it is then entitled to vote for the removal of a member from the Supervisory Board, it shall not vote any of its JV Securities in favour of the removal of any member who shall have been designated pursuant to Section 5.01 or Section 5.05, unless the Person entitled to designate or nominate that member shall have consented to his or her removal in writing; provided that, if the Person entitled to designate any member pursuant to Section

5.01 shall request in writing the removal of such member, each Shareholder shall vote its JV Securities in favour of such removal.

(b) If a Shareholder ceases to hold any Company Securities, such Shareholder shall procure the resignation of, or remove from office, any members of the Supervisory

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Board nominated by such Shareholder, at the time of, or immediately prior to, the time at which it ceases to hold Company Securities.

Section 5.05. Vacancies on the Supervisory Board. If there shall be any vacancy on the Supervisory Board (as a result of death, disability, retirement, resignation, removal or otherwise): (a) the Person or Persons entitled under Section 5.01 to designate the member whose death, disability, retirement, resignation or removal resulted in that vacancy, subject to the provisions of Section 5.01, may designate another individual (for the purposes of this Article 5, the “Replacement Nominee”) to fill that vacancy and serve as a member of the Supervisory Board; and (b) subject to Section 5.01, each of Cosan and Shell shall procure that the Replacement Nominee is elected to the Supervisory Board.

Section 5.06. Meetings of the Supervisory Board. The Supervisory Board shall hold a meeting at least once every calendar quarter and at any other time as may be requested by any four members of the Supervisory Board or the Chairperson. Meetings shall be held at the headquarters of the Company or as may otherwise be agreed by the Supervisory Board. Any member of the Supervisory Board may attend any meeting via teleconference or videoconference.

(a)            Subject to the provisions of this Agreement, the Company’s Byelaws and all applicable law, the members of the Supervisory Board may regulate their proceedings as they think fit. Every member of the Supervisory Board shall receive notice of a meeting at least 30 Business Days for regularly scheduled meetings, 5 Business Days for ad hoc meetings (including meetings to appoint (i) the Interim CEO (as defined below) pursuant to Section 6.05(b), (ii) the Post-ROSM Interim CEO (as defined below) pursuant to Section 6.06(b), (iii) the Post-ROSM Interim CFO (as defined below) pursuant to Section 6.06(c), or (iv) the CEO or CFO (as applicable) pursuant to Section 6.06(a) and/or Section 6.06(d) (as applicable)) (and at least 3 Business Days’ notice for ad hoc meetings where any 3 members of the Supervisory Board or the Chairperson reasonably consider that the matter(s) to be discussed is of a commercially urgent nature) before the intended date of the meeting. Notice of a meeting of the Supervisory Board is deemed to be duly given to a member of the Supervisory Board if it is sent in writing to him at his last known address or other address given by him to the Company for that purpose or given to him by electronic means to an address given by him to the Company for that purpose. The notice shall state the time, date, place and agenda of the meeting, attaching copies, where possible, of the documents or proposals to be considered or discussed. A member of the Supervisory Board may waive the requirement that notice be given to him of a meeting of directors or a committee of directors, either prospectively or retrospectively, and this requirement for

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notice can be dispensed with if all the members of the Supervisory Board are present at the meeting.

(b)            The members of the Supervisory Board shall cause to be maintained minutes of all meetings of the Supervisory Board, and of all meetings of all committees of the Supervisory Board.

(c)            The formal language of any meeting of the Supervisory Board shall be English (with contemporaneous interpretation into Portuguese at the request of any member of the Supervisory Board); provided that the minutes of the meetings shall be in English and Portuguese (but the Portuguese shall prevail).

Section 5.07. Proxies for Supervisory Board Members. Any member of the Supervisory Board may appoint any existing member thereof who is willing to act, without the approval of the other members of the Supervisory Board, to attend and vote at meetings in accordance with the instructions of such appointing member of the Supervisory Board. Such appointor may remove from office any such proxy so appointed by him. Any member of the Supervisory Board voting by proxy shall formalize his vote in writing by letter, facsimile or e-mail promptly following the meeting at which the vote was cast by his proxy. Such letter, facsimile or e-mail shall be recorded in the book of minutes of meetings of the Supervisory Board.

Section 5.08. Quorum of the Supervisory Board. The quorum of the Supervisory Board shall be six members of the Supervisory Board (if the Supervisory Board comprises eight members) or ten members of the Supervisory Board (if the Supervisory Board comprises fourteen members), provided in each case that the members in attendance include at least two Qualifying Persons designated by Shell and at least two Qualifying Persons designated by Cosan. A person voting as a proxy for a member of the Supervisory Board shall, if his appointor is not present, be counted in his own capacity and in his capacity as a proxy for determining whether the requisite number of members are in attendance in aggregate, but not for determining whether the requisite number of Qualifying Persons designated by Shell or Cosan are in attendance.

Section 5.09. Action by the Supervisory Board. Part 1 of Annex D hereto sets forth the functions of the Supervisory Board. Subject to applicable law, all actions of the Supervisory Board (including in respect of the matters set forth in Part 2 of Annex D) shall require the affirmative vote of at least six members of the Supervisory Board (if the Supervisory Board comprises eight members) or at least ten members of the Supervisory Board (if the Supervisory Board comprises fourteen members), in each case at a meeting at which a quorum is present. If the Supervisory Board cannot reach a decision in respect of any matter set forth in

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Annex D, such decision will be referred to the Shareholder Representatives for resolution pursuant to Section 4.02 and Section 4.03.

Section 5.10. Expenses and Compensation of Supervisory Board members. The Shareholders shall cause the Company to pay all reasonable out- of-pocket expenses incurred by each member of the Supervisory Board in connection with attending regular and special meetings of the Supervisory Board and any committee thereof, in addition to any further compensation for the members of the Supervisory Board that may be approved from time to time by the Shareholders (and, if such persons are entitled to vote in respect of such matter, the Non-Party Holders) at any General Meeting.

Section 5.11. Committees. The Supervisory Board shall create any committees required by any regulation to which the Company is subject to, pursuant to any agreement between Cosan and Shell and may create and operate any other committees as it may determine; provided that the Supervisory Board shall create and maintain the committees as set out in, and in accordance with the provisions of, Annex G. Designees of Cosan and Shell shall be entitled to equal representation on any committee of the Supervisory Board. The Company shall ensure that each committee is administered in accordance with paragraph 6 of Annex G. No supervisory board (or equivalent body) of any JV entity (other than the Company shall create any committees.

Section 5.12. Conflicts of Interest. (a) Notwithstanding anything in this Agreement to the contrary, if the Company or another JV Entity is an Indemnified Party (as defined in the Framework Agreement) and brings a Claim (as defined in the Framework Agreement) against a Shareholder who is the Indemnifying Party (as defined in the Framework Agreement), in no event shall the members of the Supervisory Board designated by the Indemnifying Party be entitled to vote on any matters presented to the Supervisory Board with respect to the bringing of such Claim; provided, however, that members of the Supervisory Board designated by the Indemnifying Party shall have the right to participate in any and all discussions concerning such Claim and shall have the opportunity to express their views and opinions with respect to such Claim. The members of the Supervisory Board designated by the Indemnified Party shall have the sole power and authority to vote on all matters with respect to the bringing of such Claim.

(b)            In the event that any competitively sensitive information is to be discussed or reviewed at any meeting of the Supervisory Board and the participation in any such discussion or the receipt of any such information by any member of the Supervisory Board would (i) present a conflict of interest in respect of the interests of the Shareholder who

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appointed such member, (ii) would risk placing the Company or another JV Entity in a potentially competitively disadvantaged position or (iii) would reasonably be expected to violate applicable antitrust or competition laws, such member shall be required to recuse himself or herself from such discussion and shall not be entitled to receive such information; provided, however, that, on any vote in respect of any such matter, the other designees to the Supervisory Board of the Shareholder who also designated such member shall be entitled to exercise a proxy to vote on behalf of such member on that matter. In connection with this Section 5.12(b), each member of the Supervisory Board shall certify within 20 Business Days of the end of each fiscal year of the Company of the Sugar and Ethanol Co (as applicable) that he or she has not had access to commercially sensitive information of the JV Entities in the preceding fiscal year in violation of this Section.

(c)            Notwithstanding anything in this Agreement to the contrary, in no event shall the members of the Supervisory Board designated by Shell or Cosan have the right to vote on any transactions, actions or agreements between the Company or any of its Subsidiaries, on the one hand, and such Shareholder or any of its Affiliates, on the other.

ARTICLE 6

EXECUTIVE BOARD

Section 6.01. Executive Board. The Company shall have an executive board (Diretoria) (the “Executive Board”). The Executive Board shall consist of the following voting members: (i) the chief executive officer (the “CEO”); (ii) the chief financial officer (the “CFO”); (iii) the chief operating officer in respect of the downstream businesses operated by the Company and its Subsidiaries (the “COO (Downstream)”); (iv) the chief operating officer in respect of the sugar and ethanol businesses operated by the Company and its Subsidiaries, including the Sugar and Ethanol Co (the “COO (Sugar and Ethanol)”); (v) an investor relations officer; and (vi) such additional members as may be determined by approval of at least six members of the Supervisory Board (if the Supervisory Board comprises eight members) or at least ten members of the Supervisory Board (if the Supervisory Board comprises fourteen members); provided that at no time shall there be more than eight members of the Executive Board. The members of the Executive Board and all Joint Venture staff shall serve the interests of the Joint Venture, and no such member shall be deemed to represent any particular Shareholder. Each member of the Executive Board shall be an executive of the Company and shall reside in Brazil. Subject to Section 6.04(a), Section 6.06(a), Section 6.06(d) and Section 6.06(e) each member of the Executive Board shall serve for a term of two years (subject in each case to re- election).

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Section 6.02. Meetings of the Executive Board. (a) The Executive Board shall hold a meeting at least once every calendar month and at such other time as may be requested by the CEO. Meetings shall be held at the headquarters of the Joint Venture or as may otherwise be agreed by the members of the Executive Board. Any member of the Executive Board may attend any meeting via teleconference or videoconference unless the CEO notifies the other members that such meeting must be held with the attendance of all members in person.

(b) Subject to the provisions of this Agreement, the Company's Byelaws and all applicable law, the members of the Executive Board may regulate their proceedings as they think fit.

The members of the Executive Board shall cause to be maintained minutes of all meetings thereof.

Section 6.03. Action by the CEO. Annex E hereto sets forth the functions of the CEO in respect to the Company, the Sugar and Ethanol Co and other JV Entities. Except as set forth below, all actions and decisions of the CEO may only be taken in compliance with the responsibilities and powers set forth in the Manual of Authorities. Subject to the above and the limitations set out in Annex F hereto, the CEO may delegate certain decision making powers or duties to the Senior Management (as defined below) in his sole discretion.

Section 6.04. Removal of Executive Board Members. (a) Subject to Section 6.06(e), the CEO may be removed, with or without cause, prior to the end of his or her term, by an affirmative vote of at least six members of the Supervisory Board (if the Supervisory Board comprises eight members) or at least ten members of the Supervisory Board (if the Supervisory Board comprises fourteen members). Subject to Section 6.06(e), any member of the Executive Board (other than the CEO) may be removed from his position on the Executive Board, with or without cause by either the CEO (in which case the Shareholders shall be obligated to cause all of the Supervisory Board members designated by them to vote for such individual’s removal) or upon an affirmative vote of at least six members of the Supervisory Board (if the Supervisory Board comprises eight members) or at least ten members of the Supervisory Board (if the Supervisory Board comprises fourteen members).

(b)            At the end of any term of office of the CEO as determined in accordance with Section 6.01, Section 6.05(a) or Section 6.06(a) (as applicable), any Shareholder may propose the removal of the CEO to the other Shareholder by providing the other Shareholder with notice setting forth in writing in reasonable detail a fully reasoned and good faith explanation of the reasonable grounds for such removal and evidence why and

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how the CEO has failed in his responsibilities (together with any supporting documentation deemed reasonably necessary by such Shareholder to support such removal), and in this case, (i) if the other Shareholder disagrees with this conclusion, it shall provide written notice to the notifying Shareholder of its disagreement, (ii) the Shareholder Representatives shall meet as promptly as practicable to discuss such matter and (iii) if the Shareholder Representatives are unable to resolve such disagreement within 20 Business Days of the initiating notice and the notifying Shareholder still wishes to effect the CEO’s removal, the notified Shareholder shall, upon receipt of notice to this effect, be obligated to cause all of the members of the Supervisory Board that it has appointed to vote for the removal of the CEO pursuant to Section 6.04(a).

Section 6.05. Vacancies on the Executive Board whilst ROSM is Chairperson. (a) Subject to the remainder of this Section 6.05 and to Section 6.06, if ROSM is Chairperson and any individual serving as CEO shall leave the employ of the Company or is otherwise no longer serving in that capacity (whether due to replacement, expiration of term or otherwise), then:

(i)            the Supervisory Board shall discuss and define the profile(s) they consider desirable in a CEO;

(ii)            each Shareholder shall propose two candidates to become the CEO, taking into account such profile(s), which persons may be vetoed by the other Shareholder (but solely for reasons related to such person’s qualifications, experience, track record, personal profile, past compliance with the General Business Principles of the Joint Venture, and such person’s ability to represent the interests of the Joint Venture above those of either Shareholder);

(iii)            if the candidates proposed by a Shareholder are vetoed pursuant to paragraph (ii) above, such Shareholder may propose additional candidates until both Shareholders have agreed on at least two mutually agreeable candidates;

(iv)            the Chairperson shall nominate one of the proposed candidates for approval by the Supervisory Board, and the Shareholders shall procure that their respective appointees to the Supervisory Board shall vote to approve the appointment of the individual nominated by the Chairperson; and

(v)            the individual nominated by the Chairperson shall serve as CEO for a term of two years (subject to re-election) in accordance with Section 6.01.

(b)            Until such time as the Supervisory Board elects the replacement CEO pursuant to Section 6.05(a), an interim CEO (the “Interim CEO”) shall serve in his or her place. The Supervisory Board shall endeavor to appoint the Interim CEO by approval of at least six members of the Supervisory Board (if the Supervisory Board comprises eight members) or at least ten members of the Supervisory Board (if the Supervisory Board comprises fourteen members) within two weeks of such vacancy; provided that if the

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Supervisory Board does not approve an Interim CEO within such time, the COO (Sugar and Ethanol), the COO (Downstream) and the CFO shall elect the Interim CEO from among the members of the Executive Board by a simple majority vote, and the Shareholders shall procure that their respective appointees to the Supervisory Board shall vote to approve the appointment of the person so elected. For the avoidance of doubt, there shall be no Interim CEO until a majority is obtained. The Interim CEO shall serve for a maximum of 90 days, at which time, if no replacement CEO has been elected, a new Interim CEO shall be selected using the same procedures described above in this Section 6.05(b). No member of the Executive Board shall serve twice as Interim CEO before every other member of the Executive Board has served once.

(c)            Subject to Section 6.06, if any individual serving: (i) as a member of the Executive Board (other than CEO); or (ii) in any other position of the Joint Venture who reports directly to the CEO (each such individual, a “Direct Report”), shall leave the employ of any JV Entity or is otherwise no longer serving in that capacity (whether due to replacement, expiration of term or otherwise), then the CEO shall submit to the Supervisory Board a nominee, who in the case of the CFO, the COO (Sugar and Ethanol) or the COO (Downstream) shall be selected from among two individuals submitted by: (A) in the case of the CFO, the Shareholder other than the Shareholder who submitted the nominee who was appointed the CEO; (B) in the case of the COO (Sugar and Ethanol), Cosan; and (C) in the case of the COO (Downstream), Shell. Approval of such nominee shall require an affirmative vote of at least six members of the Supervisory Board (if the Supervisory Board comprises eight members) or at least ten members of the Supervisory Board (if the Supervisory Board comprises fourteen members). The nominee shall be selected based on both individual merits and capabilities as well as potential contribution to the Executive Board (or, in the case of Direct Reports, his or her relevant team), with the objective of assembling the best team capable of delivering the Joint Venture strategy and Business Plan. Members of the Supervisory Board may decline to approve any such nominee based only on lack of relevant qualifications, experience, track record, personal profile, past compliance with the General Business Principles of the Joint Venture, and/or such person’s ability to represent the interests of the Joint Venture above those of either Shareholder. If the Supervisory Board declines to nominate the nominee, the CEO may submit a different candidate (selected from among two new individuals designated by the Shareholder entitled to do so under this paragraph (c)) to be approved pursuant to the procedures specified in this paragraph (c) above until an individual is approved to serve in such capacity by the Supervisory Board. In the case of any other position on the Executive Board not otherwise addressed in this Section 6.05(c), the process set forth above shall be followed save that the CEO shall not be required to select his nominee from any pool of persons selected by any Shareholder.

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(d)            Each Shareholder shall, and shall cause each member of the Supervisory Board to, approve the appointment or removal of any individual appointed or removed pursuant to, and in accordance with the other provisions of this Section 6.05.

Section 6.06. Vacancies of the Executive Board post-ROSM. (a) If (i) ROSM is no longer the Chairperson according to the terms and conditions set forth in Section 5.02(b), and (ii) any individual serving as the CEO and/or the CFO shall leave the employ of the Company or is otherwise no longer serving in that capacity (whether due to replacement, expiration of term or otherwise), then the Supervisory Board shall endeavor to appoint the replacement CEO and/or CFO (as applicable) by approval of at least six members of the Supervisory Board (if the Supervisory Board comprises eight members) or at least ten members of the Supervisory Board (if the Supervisory Board comprises fourteen members) within 20 Business Days of such vacancy. Any CEO and/or CFO appointed in accordance with this Section 6.06(a) shall serve for a term of two years (subject in each case to re-election). If no replacement CEO and/or CFO (as applicable) is appointed by the Supervisory Board within such time, a Post-ROSM Interim CEO and/or a Post-ROSM Interim CFO (as applicable) shall be appointed in accordance with the process set out in Section 6.06(b) and/or Section 6.06(c) below (as applicable).

(b)                If no replacement CEO is appointed by the Supervisory Board pursuant to

Section 6.06(a), or a Post-ROSM Interim CEO is removed in accordance with Section 6.04(a), then until such time as the Supervisory Board elects the replacement CEO pursuant to Section 6.06(d), an interim CEO (the “Post-ROSM Interim CEO”) shall serve in his or her place. The Executive Board shall elect the Post-ROSM Interim CEO from among the members of the Executive Board by a simple majority vote, and the Shareholders shall procure that their respective appointees to the Supervisory Board shall vote to approve the appointment of the person so elected. For the avoidance of doubt, there shall be no Post- ROSM Interim CEO until a majority is obtained. The Post-ROSM Interim CEO shall serve for a maximum of one year, at which time, if no replacement CEO has been elected in accordance with Section 6.06(d) the provisions of Section 6.06(e) below shall apply. For the avoidance of doubt (i) Section 6.03 shall apply to any Post-ROSM Interim CEO, and

(ii) the term of the Post-ROSM Interim CEO shall end on the date on which the replacement CEO is appointed in accordance with Section 6.06(d) or Section 6.06(e) (as applicable).

(c)                If no replacement CFO is appointed by the Supervisory Board pursuant to Section 6.06(a), or a Post-ROSM Interim CFO is removed in accordance with Section 6.04(a), then until such time as the Supervisory Board elects the replacement CFO pursuant to Section 6.06(d), an interim CFO (the “Post-ROSM Interim CFO”) shall serve in his or her place. The Executive Board shall elect the Post-ROSM Interim CFO from among the

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members of the Executive Board by a simple majority vote, and the Shareholders shall procure that their respective appointees to the Supervisory Board shall vote to approve the appointment of the person so elected. For the avoidance of doubt, there shall be no Post- ROSM Interim CFO until a majority is obtained. The Post-ROSM Interim CFO shall serve for a maximum of one year, at which time, if no replacement CFO has been elected in accordance with Section 6.06(d) the provisions of Section 6.06(e) below shall apply. For the avoidance of doubt the term of the Post-ROSM Interim CFO shall end on the date on which the replacement CFO is appointed in accordance with Section 6.06(d) or Section 6.06(e) (as applicable).

(d)                During the term of any Post-ROSM Interim CEO and/or Post-ROSM Interim CFO (as applicable) appointed in accordance with Section 6.06(b) or Section 6.06(c) (as applicable) the Supervisory Board shall meet regularly to seek to appoint a replacement CEO and/or CFO (as applicable).

(e)                If no replacement CEO and/or CFO (as applicable) is appointed by the Supervisory Board prior to the expiry of the one year term of the Post-ROSM Interim CEO and/or Post-ROSM Interim CFO (as applicable), then Shell shall have the first right to appoint the replacement CEO and Cosan shall have the first right to appoint the replacement CFO (as the case may be). In each case, the appointments shall be for a two year term. At the expiry of the relevant two year term, if the Supervisory Board has not agreed on the appointment of a replacement CEO and/or CFO (as applicable) in accordance with Section 6.06(a), the appointment rights for CEO and/or for CFO shall rotate such that Cosan shall have the next appointment right for CEO and Shell shall have the next appointment right for CFO (as the case may be), with each of the CEO and CFO being appointed for a two year term. The appointment rights for CEO and/or CFO shall continue to rotate between Shell and Cosan until the Supervisory Board appoints a replacement CEO and/or CFO (as applicable) in accordance with Section 6.06(a). Any replacement CEO and/or CFO appointed in accordance with Section 6.06(e) shall be appointed for a two year term. No Shareholder shall simultaneously hold the appointment rights for CEO and CFO under the terms of this Section 6.06(e). Section 6.04 shall not apply to any replacement CEO and/or CFO appointed in accordance with this Section 6.06(e).

Section 6.07 Other Vacancies of the Executive Board after ROSM. In a situation where ROSM is no longer the Chairperson according to the terms and conditions set forth in Section 5.02(b), Section 6.05(c) will continue to apply in respect of all other positions of the Executive Board (other than the CEO and CFO) and Section 6.05(c) will cease to apply to in respect of the CFO.

Section 6.08 Compensation. The members of the Executive Board shall be compensated in accordance with the decisions of the Supervisory Board taken

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pursuant to Annex D and as approved by the Shareholders in accordance with Annex B.

Section 6.09. Committees. The Executive Board shall create any committees required pursuant to agreement between Cosan and Shell and may create and operate any other committees as it may determine.

ARTICLE 7

OTHER GOVERNANCE MATTERS

Section 7.01. Manual of Authorities. The Shareholders shall cause the Supervisory Board to adopt and maintain, in respect to the Company and its Subsidiaries, a manual of authorities (the “Manual of Authorities”) in a form approved by the Shareholders, consistent with the levels of authority set out in Annex D, Annex E and Annex F hereof. The Manual of Authorities shall set forth the extent and limitations of authority, in respect of the taking of decisions on behalf of the Company, or a Subsidiary thereof (as applicable), which each executive the Company has been granted and shall be registered at the Company’s headquarters.

Section 7.02. Dismissals. (a) The CEO (or any person otherwise approved by at least six members of the Supervisory Board (if the Supervisory Board comprises eight members) or at least ten members of the Supervisory Board (if the Supervisory Board comprises fourteen members)) will ensure that any breach of the Key Policies by an employee of the Company is investigated and, following such investigation, shall ensure that such action is taken as he (or his designate) considers appropriate in relation to such breach, which may include dismissal.

(b) Subject to applicable law and any policies adopted by the Supervisory Board, any employee of the Company (other than a member of the Executive Board) may be removed, with or without cause, by the CEO.

Section 7.03 Subsidiary Governance. The senior management (including the executive officers) of each JV Entity (other than the Company), and the supervisory board of the Sugar and Ethanol Co, shall be selected (to the extent not restricted by any governing document of a JV Entity which is not wholly owned) by the CEO of the Company or his delegate; provided that the Supervisory Board by approval of at least six members of the Supervisory Board (if the Supervisory Board comprises eight members) or at least ten members of the Supervisory Board (if the Supervisory Board comprises fourteen members) may veto any such decision and select alternative persons for such roles. Subject to: (i) its Byelaws; (ii) Brazilian Corporation Law; and (iii) the provisions of this

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Agreement (including the powers, rights and entitlements of the Supervisory Board, the Executive Board and the Senior Management of the Company, and of persons entitled to vote at a Shareholders' Prior Meeting or a General Meeting of the Company), the senior management of each JV Entity (other than the Company) and, in respect of the Sugar and Ethanol Co, its supervisory board, shall be responsible for the administration and management of the relevant JV Entity.

Section 7.04. Senior Management. The senior management of the Company, which shall include the members of the Executive Board, excluding the CEO, and any Direct Report (the “Senior Management”) have the right to make decisions in respect of, the Company and the other JV Entities, to the extent set out in Annex F hereto, without the need for further approval of the CEO or the Supervisory Board. Except as set forth in Annex F, all actions and decisions of the Senior Management may only be taken in compliance with the responsibilities and powers set forth in the Manual of Authorities.

ARTICLE 8

SCOPE OF THE COMPANY; ACQUISITIONS; BUSINESS OPPORTUNITIES

Section 8.01. Scope of the Joint Venture

I.                    The principal businesses of the Company and its Subsidiaries in Brazil, directly or indirectly, will be:

(a)            the supply, trading, distribution, commercialization and sale of fuel products within Brazil, including, for the performance of such business, the sourcing of fuel products, globally;

(b)            acting as an agent for the sale of Lubricants within Brazil;

(c)            the further development (and licensing) of Sugar and Ethanol production- related technology globally;

(d)            performing the Convenience Business and the Proximity Business;

(e)            the production, sale and trading of Sugar globally;

(f)            the production of Ethanol globally, the sale of Ethanol within any country in which the Joint Venture produces it, and the trading of Ethanol within international waters globally;

(g)            investment in, and the operation of, Sugar-related or ethanol-related (and not only-Ethanol-related) logistics infrastructure, including pipelines within Brazil and

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within any other countries in which the Joint Venture produces Sugar and/or ethanol (and not only Ethanol);

(h)transportation of passengers and cargo, including transportation of passengers and cargo over water;

(i)the agricultural exploration of the Joint Venture's property or third parties' property;

(j)the importation, exportation, handling, trading, production, deposit or transportation of fertilizers and other agricultural raw material;

(k)the management of movable or immovable assets, including lease, receipt (recebimento), rental and loan of any assets and equipment in general;

(l)the rendering of technical services related to the above mentioned activities;

(m)physical and financial wholesale and, marketing, trading, sales, import and investment in all products and services related to fuel products, including transportation (shipping or wheeling) and storage rights within Brazil;

(n)the generation of power energy with a maximum capacity of 5 MW per site;

(o)the production and sale of Co-gen Products at the Joint Venture's facilities;

and

(p)the participation in other companies' capital stock.

II.The principal business of the Company and its Subsidiaries in Argentina, directly or indirectly, will be:

(a)the supply and distribution, commercialization and sale of automotive, aviation and industrial fuel products, bitumen, liquefied petroleum gas, and chemical solvents (but only chemical solvents produced by the local refinery in Buenos Aires owned by the Joint Venture), as well as any other product produced by the Joint Venture’s refinery business;

(b)the operation of retail stations and operation and franchising and/or licensing of convenience stores;

(c)the operation of the local refinery in Buenos Aires owned by the Joint Venture;

(d)the supply and distribution, blending, commercialization, and sale of Lubricants, including selling to Shell to export or exporting to countries which the Joint Venture has a lubricants brand license agreement signed and in force with Shell (or any of its Affiliates);

(e)the import of fuels, biofuels and ethanol; and

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(f)  the purchase, sale, import and export of crude oil and fuel products (subject to compliance with the products trading agreement between Shell Trading (US) Company and Raízen Argentina S.A., effective from 1 October 2018).

In addition to the business included in 8.01(I) and 8.01(II) above (together the "Joint Venture Business"), the Joint Venture may also perform any other business and/or activity, whether related or not to any of the activities mentioned above, in accordance with its by-laws and/or as approved by the Supervisory Board (by approval of at least six members of the Supervisory Board (if the Supervisory Board comprises eight members) or at least ten members of the Supervisory Board (if the Supervisory Board comprises fourteen members)). The above-mentioned categories shall be construed and interpreted so as to include any and all ancillary activities or services necessary for the performance of the Joint Venture Business.

Section 8.02. Restrictions.

(a)            For so long as a Cosan, Cosan Investimentos and Shell are Shareholders, none of the Shareholders (or any of their Affiliates) shall engage in the Joint Venture Business in Brazil other than through the Joint Venture; provided that any of the Shareholders (or any of their Affiliates) may engage in the further development of second- generation technology in Brazil (and, for the avoidance of doubt, Shell (or any of its Affiliates) may continue the Existing Academic Projects in Brazil).

(b)            For so long as Cosan, Cosan Investimentos and Shell are Shareholders, none of the Shareholders (or any of their Affiliates) shall engage in the Joint Venture Business in Argentina other than through the Joint Venture; provided that (i) any of the Shareholder’s (and any of their Affiliates’) global network of trading, aviation and marine businesses may continue the import, export, purchase, sale, receipt and delivery of products, except for gasoline, diesel and aviation jet fuel products to end-use customers in the Argentina fuel market (which end-use customers do not include refiners); (ii) Shell (and any of its Affiliates) may export products from, import products to, and supply and distribute, blend, commercialize and sell automotive and industrial lubricants, greases, fuel products, bitumen, liquified petroleum gas and chemical solvents in Argentina (and operate associated retail stations and convenience stores) unless a brand licensing agreement between Shell (and any of its Affiliates) and Joint Venture is signed and in force; (iii) Cosan (and any of its Affiliates) may continue the supply and distribution, commercialization and sale of lubricants except as otherwise agreed to in writing by and between the Joint Venture and Cosan (and any of its Affiliates); and (iv) the Shareholders (and any of their Affiliates) are free to engage in and commercialize any products (x) directly relating to or produced by their upstream business, or (y) not being produced by the Joint Venture’s refinery

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business at the end of calendar year 2018; and (v) the Shareholders (and any of its Affiliates) shall be free to engage in the activities and markets set forth in Section 8.01(II)(e) and Section 8.01(II)(f) except if directly related to the sale of gasoline, diesel (not including bio-diesel) and aviation jet fuel products to end-use customers in the Argentina fuel market (which end-use customers do not include refiners).

(c)            Nothing contained in this Section 8.02 shall preclude or restrict the Shareholders (or any of their Affiliates) from entering into any transaction to globally acquire the whole or part of any business or undertaking (an "Acquisition Target"), provided that the acquiring Shareholder can demonstrate, to the reasonable satisfaction of the other Shareholder, that the principal purpose of the acquisition of the Acquisition Target is not the acquisition of any of the businesses described in Section 8.01(I)(a) to (d) in Brazil, but, in case that the Acquisition Target performs any of the businesses described in Section 8.01(I)(a) to (d) in Brazil, the acquiring Shareholder shall, within eighteen (18) months of completing the acquisition of acquiring the Acquisition Target, dispose of the Acquisition Target’s businesses described in Section 8.01(I)(a) to (d) in Brazil to a third party (not being a member of the acquiring Shareholder’s Group or a person acting for or on behalf of the acquiring Shareholder’s Group).

(d)            For so long as it remains a Shareholder, no Shareholder (or any of its Affiliates) shall:

(i)            engage in the activities listed in items “c”, “e” to “g” and “o” of the Section 8.01(I) above in Brazil other than through the Joint Venture; provided that, for the avoidance of doubt: (1) any of the Shareholders (or any of their Affiliates) may sell or trade non-sugarcane ethanol in Brazil; (2) any of the Shareholders (or any of their Affiliates) may engage in the further development of second-generation technology in Brazil (and, for the avoidance of doubt, Shell (or any of its Affiliates) may continue the Existing Academic Projects in Brazil); (3) Cosan (or any of its Affiliates) may carry on any business engaged in the investment in, and/or the operation of, Sugar-related storage and transportation assets in Brazil; (4) any of the Shareholders (or any of their Affiliates) may engage in the wholesale energy trading within Brazil; (5) any of the Shareholders (or any of their Affiliates) may engage in the distributed generation of solar power energy within Brazil; and

(ii)            engage in the production of Sugar and Ethanol outside of Brazil other than through the Joint Venture; provided that any of the Shareholders (or any of their Affiliates) may engage in: (1) such production outside of Brazil in accordance with Section 8.03; (2) the further development of, or production of

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ethanol from, second-generation technology outside of Brazil; and (3) Cosan, Shell and any of their respective Subsidiaries may engage, outside of Brazil, in the retail sugar business to the extent retained by Cosan (or any of its Subsidiaries) pursuant to Clause 4 of the Framework Agreement.

(e)            For so long as ROSM and/or a ROSM Qualifying Replacement (as defined in the Joint Venture Agreement) has a Controlling Interest in the Joint Venture, Cosan and its Affiliates may (i) purchase and sell ethanol (including Ethanol) in any country in which Cosan or such Affiliate has a fuels distribution business but only for the purpose of the sale of ethanol by, and in the course of, such distribution business and, for the sake of clarity, Cosan and its Affiliates may also purchase and sell ethanol (but not Ethanol) in connection with trading operations, so long as such operations do not affect any purchases and sales of Ethanol; and (ii) continue the supply and distribution, commercialization and sale of Lubricants globally, except as otherwise agreed to in writing by and between Joint Venture and Cosan (and any of its Affiliates).

(f)            For so long as ROSM and/or a ROSM Qualifying Replacement (as defined in the Joint Venture Agreement) has a Controlling Interest in the Joint Venture and in the event Cosan or one of its Subsidiaries has commenced operations relating to the sale and trading of Sugar outside of Brazil, Cosan and/or Shell and the Joint Venture will hold good faith discussions regarding possible collaboration or business arrangements between such operations and the Joint Venture that will create value for both such parties.

Section 8.03. Acquisitions.

(a)            To develop the Joint Venture Business, the Joint Venture will consider the acquisition of, or investment in, third party businesses or assets within the scope of the Joint Venture Business, whether directly, by way of joint venture or any other form of business combination (any such transaction, an "Acquisition").

(b)            If any Shareholder or any of its Affiliates, the Joint Venture identifies any opportunity for an Acquisition, such Person shall refer the identified opportunity to the Executive Board of the Company for analysis before itself conducting any detailed analysis.

(c)            The Joint Venture shall not make or enter into, any agreement to make any Acquisition without the prior approval of the Supervisory Board pursuant to Annex D or which would require any direct financing from Cosan and/or Shell; provided that, when considering any Acquisition, the Supervisory Board shall give due regard to whether the Acquisition would (i) be consistent with the policies of the Joint Venture then existent (including, for the avoidance of doubt, the Key Policies); (ii) in the reasonable opinion of

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the Supervisory Board, meet the internal rate of return and other operational thresholds which may be specified by the Supervisory Board; and (iii) would result in an increase to the leverage ratio beyond any limit specified by the Supervisory Board.

(d)            A Shareholder will be permitted to make an Acquisition of a mill to be used for the production of Sugar and/or Ethanol outside Brazil if, at a meeting of the Supervisory Board, all Qualifying Persons appointed by such Shareholder to the Supervisory Board voted in favour, and at least two of the Qualifying Persons appointed to the Supervisory Board by the other Shareholder voted against, the Joint Venture making such Acquisition.

Section 8.04. Convenience and Proximity Businesses Non-compete.

(a)            For so long as Cosan, Cosan Investimentos and Shell are Shareholders and for so long as the Joint Venture performs the Convenience Business and the Proximity Business, directly or indirectly through any of its Affiliates, none of the Shareholders (or any of their Affiliates) shall, other than through the Joint Venture (x) engage, have any financial relationship or interest or, in any other form, be involved under any title, in any development, activity or business, which, directly or indirectly, is in competition with any of the Convenience Business and the Proximity Business within Brazil, nor (y) enter into any discussions, negotiations and/or preliminary agreements, in Brazil, with any third party in order to evaluate a possible transaction or agreement related to the Convenience Business or the Proximity Business in Brazil.

(b)            During a period of two (2) years counted from the date of the termination of the Shareholders' Agreement Raízen Conveniências, or the implementation of the separation of the Convenience Business from the Proximity Business within Raízen Conveniências, the Shareholders shall be restricted and shall cause its respective Affiliates to be restricted to, directly or indirectly, perform the Proximity Business, pursuant to the same terms of the Section 8.04(a) above.

ARTICLE 9

DISTRIBUTION AND DIVIDEND POLICY; FISCAL AND ACCOUNTING YEAR

Section 9.01. Distributions and Dividend Policy. Unless otherwise agreed by the Shareholders in accordance with the provisions of this Agreement and applicable law, the Shareholders shall ensure that the net profit of the Company registered in the fiscal year, computed after the deductions and adjustments provided for in the Brazilian Corporation Law, will be subject to the following allocation order:

first, five per cent (5%) of the net profit to the constitution of the legal reserve, until it reaches (x) twenty per cent (20%) of the capital stock or (y) thirty percent (30%) of

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the capital plus any capital surplus, and which will never exceed the lower amount of (x) and (y);

second, payment of a mandatory dividend of 1% of the net profits to holders of the common shares and preferred shares;

third, payment to the Company’s statutory reserve (reserva estatutária) for operations and projects, in an amount agreed by the Shareholders in a Shareholders’ Prior Meeting; provided that in no event shall (a) such amount exceed 80% of net profits or (b) such statutory reserve exceed 80% of the Company’s share capital; and

fourth, payment of the remaining amount as dividends to the holders of the common shares and preferred shares, in accordance with any determination at the annual General Meeting, with due regard to the terms and conditions set forth in the Usufruct Agreement;

provided that, in setting the payments of amounts under this Section 9.01, the Shareholders agree that:

(i)the Company shall have regard to its capital requirements (including as set out in the then-current Business Plan) and its obligations under Section 9.03 but, subject to those considerations, the Company shall seek to maximize the amount of profits to be distributed to the Shareholders under this Section 9.01; and

(ii)the amount paid shall be consistent with the leverage ratio objectives and capital investment requirements of the Joint Venture as determined by the Supervisory Board.

Further, the decision to make any distribution pursuant to this Section 9.01 in the form of either IOC or dividends shall be made by the Supervisory Board.

Section 9.02. Fiscal and Accounting Year. In the event that any fiscal and accounting year of the Company and its Subsidiaries does not commence on January 1st of each year, the Company undertakes to hire the External Auditors to perform an additional audit in relation to its accounts for each financial year from (a) the date thereof to December 31st of such year and (b) from January 1st to December 31st in each subsequent year, in each case, within a scope to be determined by Shell (acting reasonably).

Section 9.03 Capital sufficiency.

(a)            On and from the date of the Seventh Amendment to the Shareholders’ Agreement, the Shareholders shall not be obliged to provide (i) any capital to the Company (or any of its Subsidiaries) by way of subscription for further Company Shares or by way

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of loans or (ii) any credit support in respect of the obligations of the Company (or any of its Subsidiaries).

(b)            The parties to this Agreement acknowledge and agree that, on and from the date of the Seventh Amendment to the Shareholders’ Agreement, the Company shall procure that the activities of the Joint Venture are funded or financed from:

(i)            the operating free cashflow of the Company and its Subsidiaries;

(ii)            debt financing advanced by third parties, provided that: (A) the projected cash requirements to which such debt is to be applied is identified in the then-current Business Plan; (B) the raising of such debt is expressly contemplated in the then-current Business Plan and the Company's treasury policy; (C) the terms upon which such debt is raised (including any binding documentation in respect thereof) are approved by the Supervisory Board; and (D) no such third party lender shall have (or be granted) the right, whether actual or contingent, to participate in the share capital of the Company or otherwise in the Joint Venture Business as a condition or term of any loan or advance; and

(iii)            subject to the written consent of (and on terms approved by) each Shareholder, the issuance of preferred shares to persons who shall, upon issuance thereof, become Non-Party Holders, provided that: (A) such preferred shares are listed in the B3 and (B) in all cases the issuance of such preferred shares shall not result in the economic interest of Shell or Cosan in the Company falling below 35 per cent.

(c)            Without limiting Section 9.03(b)(ii), the Company may in writing request that the Shareholders provide (i) debt finance to the Company (or any of its Subsidiaries) and/or (ii) credit support in respect of the obligations of the Company (or any of its Subsidiaries). Each Shareholder shall determine in its absolute discretion whether to participate in respect of any such request, provided that any such debt finance or credit support arrangement provided by a Shareholder or its Affiliates (i) shall be on arms' length terms and (ii) must be approved by the Supervisory Board pursuant to the voting arrangements to which Section 5.12(c) refers.

Section 9.04 Capital Redemptions. Unless otherwise required by applicable law, the Company shall only effect the redemption of its share capital in accordance with a Transaction Document or if otherwise agreed in writing by the Shareholders.

Section 9.05Distributions by Subsidiaries. The Company agrees that it shall exercise all voting rights and other rights or powers available to it as the sole owner of the Sugar and Ethanol Co, and as indirect or direct shareholder in each other JV Entity, so as to procure that the Sugar and Ethanol Co and each such other JV Entity distributes to its

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parent undertakings all amounts which are lawfully available to them for distribution by way of a dividend on their shares or otherwise in any manner permitted by applicable law (after taking into account, as the case may be, the reasonable working capital requirements of the Sugar and Ethanol Co or the relevant other Subsidiary).

ARTICLE 10

BOARD MEMBERS’ INDEMNITY AND INSURANCE

Section 10.01. Board Members’ Insurance. The Company shall purchase, and maintain at the Company’s own cost, directors’ and officers’ liability insurance in favour of the former and current members of the Supervisory Board and the Executive Board of the Company on terms and conditions customary for the industry in which the Company operates but, in any event, with an indemnity limit of no less than US$10 million and otherwise in an amount determined by the Supervisory Board.

Section 10.02. Board Members’ Indemnity. The Company shall indemnify each member of the Supervisory Board and the Executive Board to the maximum extent permissible by applicable law against all losses and liabilities incurred by him in connection with the execution and discharge of the duties of his office including any loss and liability incurred by him as a former or current director or other officer of the Company in defending any claim or proceedings (whether civil or criminal) in which judgment is given in his favour or in which he is acquitted or in connection with any application under applicable law in which relief is given to him by the court, in accordance with the terms and conditions set forth in each respective indemnity letter and as provided in the Company’s Byelaws.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Binding Effect; Assignability; Benefit. (a) This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, successors, legal representatives and permitted assigns. Any Shareholder that ceases to Beneficially Own at least one of the Company Securities shall cease to be bound by the terms hereof (other than the provisions of Section 11.02, Section 11.03, Section 11.04, Section 11.06, Section 11.07 and Section 11.08).

(b)            Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Party pursuant to any Transfer of JV Securities or otherwise, except in the event Bound Shares (as defined in the Joint Venture Agreement) are Transferred by a Shareholder to any Person in compliance with

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the terms of the Joint Venture Agreement. Any Person who acquires Bound Shares (as defined in the Joint Venture Agreement) by means of a Transfer in compliance with the Joint Venture Agreement shall execute and deliver to the Company a Joinder Agreement in the form of Annex H hereto and shall thenceforth be a “Shareholder”.

(c)            Any Shareholder to which Bound Shares (as defined in the Joint Venture Agreement) originally held by Shell have been Transferred in accordance with the terms of the Joint Venture Agreement shall assume the rights and obligations of Shell under this Agreement and, for the purposes of interpretation of this Agreement, references in this Agreement to Shell shall be thereafter interpreted as meaning the Shareholder that directly holds such Bound Shares from time to time.

(d)            Any Shareholder to which Bound Shares (as defined in the Joint Venture Agreement) originally held by Cosan have been Transferred in accordance with the terms of the Joint Venture Agreement shall assume the rights and obligations of Cosan under this Agreement and, for the purposes of interpretation of this Agreement, (i) references in this Agreement to Cosan, Cosan S.A. and Cosan Investimentos (as applicable) shall be thereafter interpreted as meaning the Shareholder that directly holds such Bound Shares from time to time, and (ii) if the Shareholder that directly holds such Bound Shares is not Controlled by ROSM and/or a ROSM Qualifying Replacement (as defined in the Joint Venture Agreement) any references to ROSM, a ROSM Qualifying Replacement or Aguassanta in Annex D to this Agreement shall be disregarded.

(e)            Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.02. Confidentiality.

(a)            Each Party agrees that it shall, and shall cause any Person to whom Confidential Information is disclosed pursuant to paragraph (i) below to, hold strictly confidential all Confidential Information and treat all Confidential Information with the same degree of care and confidentiality that it affords its own trade secrets and proprietary information. Each Party agrees to use Confidential Information received from any JV Entity only in connection with its investment in the Joint Venture and the transactions contemplated by the Transaction Documents, and for no other purpose, except as otherwise expressly permitted by the Transaction Documents or agreed between Cosan and Shell and the relevant JV Entity. Each Party agrees that it shall be responsible for any breach of the provisions of this Section 11.02 by any of its Representatives to whom it discloses Confidential Information. No Party shall disclose any Confidential Information to any Person, except: (i) to its own Representatives in the normal course of the performance of their duties; (ii) to the extent required by applicable law (including complying with any

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oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Party is subject; provided that, unless otherwise prohibited by law, such Party shall give the relevant JV Entity prompt notice of such request(s), to the extent practicable, so that such JV Entity may seek an appropriate protective order or similar relief (and the Party shall cooperate with such efforts by such JV Entity, and shall in any event make only the minimum disclosure required by such law)); (iii) to any Person to whom such Party is contemplating a Transfer (as defined in the Joint Venture Agreement) of any JV Securities in compliance with the requirements of the Joint Venture Agreement; (iv) to the extent required to comply with the rules and regulations of any regulatory authority to whose jurisdiction such Party or any of its Affiliates is subject (which may include the U.S. Securities and Exchange Commission, the Brazilian Comissão de Valores Mobiliários, the UK’s Financial Services Authority or the UK Listing Authority, the Netherlands’ Autoriteit Financiële Markten or any stock exchange); (v) as at least six members of the Supervisory Board (if the Supervisory Board comprises eight members) or at least ten members of the Supervisory Board (if the Supervisory Board comprises fourteen members) agree; provided that such Party shall give the relevant JV Entity and the other Parties advance notice in writing of any such disclosure; or (vi) in accordance with any other Transaction Document.

(b)            The provisions of this Section 11.02 shall survive termination of this

Agreement, but shall expire with respect to a Party on the second anniversary of the date on which such Party ceases to Beneficially Own at least one of the Company Securities; provided, however, that with respect to any competitively sensitive information, the provisions of this Section 11.02 shall survive indefinitely.

Section 11.03. Notices. Any communication to be made under or in connection with this Agreement shall be made in the Portuguese and English languages (provided that the Portuguese version shall prevail in the event of conflict), in writing and, unless otherwise stated, may be made by fax, via courier service or by email. The address, fax number and email address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is identified with its name below, provided, however, that any communication or document to be made or delivered to any Affiliate of Cosan S.A. (including Cosan Investimentos) or any Affiliate of Shell shall be made to Cosan S.A. or Shell, respectively, as per the details below. Any Party may substitute such address, fax number, email address or department or officer by notifying the other Parties with not less than five days’ notice. Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective: (a) if

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by way of fax, when received in legible form, (b) if by way of courier service, when the courier service has recorded successful delivery at that address; (c) if by way of email, at the time of transmission, provided that such communication or document shall not be effective if the sender receives an automated message that the email has not been delivered to the recipient, and (d) if a particular department or officer is specified as part of its address details below, if addressed to that department or officer.

Company:
Raízen S.A.
Avenida Almirante Barroso,
nº 81, 36º andar, sala 36A104, CEP 20031-004– Rio de Janeiro/RJ Brazil
Attention: General Counsel Fax: +55 (11) 23446222
Email: Antonio.Martins@raizen.com

Cosan:
Cosan S.A.
Brigadeiro Faria Lima, 4100, 16th floor Itaim Bibi
CEP 04538-132
Brazil
Attention: Marcelo Eduardo Martins; Maria Rita de Carvalho Drummond
Email: Marcelo.Martins@cosan.com; MariaRita.Drummond@cosan.com

Copy to:
Freshfields Bruckhaus Deringer LLP
100 Bishopsgate
London
EC2P 2SR
United Kingdom
Attention: David Sonter
Email: David.Sonter@freshfields.com

Mattos Filho, Veiga Filho, Marrey Jr e Quiroga Advogados
Al. Joaquim Eugênio de Lima, 447
CEP: 01403-001 - Jardins, São Paulo – SP
Brazil
Attention: Marcelo Ricupero
Email: mricupero@mattosfilho.com.br

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Shell:
Shell Brazil Holding B.V.
Carel van Bylandtlaan 30, 2596HR 's-Gravenhage,
The Netherlands
Attention: Associate General Counsel, Downstream Portfolio
Fax: +44 (20) 7934 7509

Copy to:
Clifford Chance
Rua Funchal, 418, 15º andar
04551-060 São Paulo, SP
Attention: Anthony Oldfield; John Wilkins
Email: Anthony.Oldfield@cliffordchance.com;
John.Wilkins@cliffordchance.com

Cescon, Barrieu, Flesch & Barreto Advogados Rua Funchal,
418, 11º andar
CEP: 04551-060 São Paulo, SP, Brazil
Attention: Marcos Flesch
Email: marcos.flesch@cesconbarrieu.com.br

Any Person that becomes a Shareholder shall provide its address, fax number and email address to the Company, which shall promptly provide that information to each other Shareholder.

Section 11.04. Waiver; Amendment; Termination. No provision of this Agreement may be amended, waived or otherwise modified, except by an instrument in writing executed by the Company with approval of the Supervisory Board and each Shareholder that is a Party at the time of that proposed amendment or modification. In addition, any Party may waive any provision of this Agreement with respect to itself by an instrument in writing executed by the Party against whom the waiver is to be effective.

Section 11.05. Fees and Expenses. All costs and expenses incurred in connection with the preparation of this Agreement and the other Transaction Documents, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

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Section 11.06. Governing Language. This Agreement is drawn up in the Portuguese and English languages. If this Agreement is translated into another language, or if there is a conflict between the Portuguese and English versions, the Portuguese language text prevails.

Section 11.07. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Federative Republic of Brazil, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the Federative Republic of Brazil.

Section 11.08. Arbitration.

(a)            Any dispute (a “Dispute”) arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity), will be referred to and finally resolved by arbitration under the Arbitration Rules of the ICC (the “Rules”), which Rules are deemed to be incorporated by reference into this Section 11.08.

(b)            The tribunal will consist of three arbitrators two of whom will be nominated by the respective parties, and the third, who shall act as chairperson, shall be a national of a member state of the Organisation for Economic Co-operation and Development (except the United States of America, England or the Netherlands) and nominated by the other two arbitrators together (but failing agreement within 30 days of the appointment of the second arbitrator, the third arbitrator shall be appointed by the ICC). The seat of the arbitration will be São Paulo, Brazil, and the language of the arbitration will be English.

(c)            The Parties agree that the arbitral tribunal will have power to award on a provisional basis any relief that it would have power to grant on a final award.

(d)            Without prejudice to the powers of the arbitrator provided by the Rules, statute or otherwise, the arbitrator will have power at any time, on the basis of written evidence and the submissions of the Parties alone, to make an award in favour of the claimant (or the respondent if a counterclaim) in respect of any claims (or counterclaims) to which there is no reasonably arguable defence, either at all or except as to the amount of any damages or other sum to be awarded.

(e)            The Parties agree to keep confidential all materials used in and all awards received as a result of any Dispute proceedings, except to the extent required to be disclosed by applicable law.

(f)            The Parties exclude any rights to refer points of law or to appeal to the courts, to the extent that they can validly waive these rights.

Section 11.09. Specific Enforcement. Each of the Parties acknowledges that the remedies at law of the other Parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any Party to

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this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 11.10. Fraud. Nothing in this Agreement shall have the effect of limiting or restricting any liability arising as a result of any fraud.

Section 11.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original and all of which together evidence the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by each other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.12. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement and supersede any previous agreement between the Parties relating to the subject matter of this Agreement (including the memorandum of understanding between Cosan, Cosan Limited (a company which has been further merged into Cosan S.A.) and Shell International Petroleum Company Limited dated 31 January 2010 (the “MOU”).

Section 11.13. Severability. The provisions of this Agreement shall be  deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 11.14. Term; Termination. The Shareholders hereby agree that this Agreement shall remain in full force and effect, unless terminated by written agreement among the Shareholders, until the later of: (i) the 30th anniversary of the Effective Date, renewable for an additional 30 years, unless any Shareholder notifies the other Parties of its intention not to renew the Agreement within one

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year before the end of the referred 30th anniversary; or (ii) one of Shell or Cosan ceases to be the Beneficial Owner of any Company Securities.

Section 11.15. Records. For the purposes of Article 118 and its paragraphs of the Brazilian Corporation Law, the Shareholders hereby agree that an executed copy of this Agreement shall be kept at the headquarters of the Company. This Agreement shall be enforced against third parties and the Company itself upon registration of this latter in the Company’s headquarters.

Section 11.16. Legends. Promptly after the execution of this Agreement and as long as it remains in effect, the Shareholders and the Company shall cause the register of nominative shares related to the JV Securities to bear a legend as follows:

“All of the [ ] shares owned by this Shareholder, including any Transfer (as defined in the Shareholders’ Agreement) of any such shares, are bound by and subject to the provisions of (i) the Shareholders’ Agreement filed at Raízen S.A.’s headquarters and (ii) the Joint Venture Agreement, which provides for certain lock-up provisions, pre-emption provisions, call options and put options, an extract of which is filed at the Company’s headquarters, dated as of [ ].”

Section 11.17. Intervening Party. The Company is intervening party to this Agreement and shall (a) observe, enforce and be bound by its provisions (including the arbitration provisions set forth in Section 11.08, in accordance with any applicable laws (including the Brazilian Corporation Law)), and (b) refrain from registering, enforcing or acting in any other manner whatsoever in connection with any actions or omissions in breach of this Agreement or any applicable laws (including the Brazilian Corporation Law).

Section 11.18. Legal Representative. Shell appoints Mr. Alvaro Alexandre Freire Fontes, a Brazilian citizen, married, lawyer, registered with the Brazilian Bar Association under N.70.913/RJ, individual taxpayer roll N.838.231.907-68, and with an office at Avenida das Américas, 4200, Bloco 6, 2º andar, Barra da Tijuca, Rio de Janeiro – RJ, CEP 22640-102, Brazil, and Cosan appoint Maria Rita de Carvalho Drummond, a citizen of Brazil, married, lawyer, registered with the OAB of São Paulo under no. 265.951, with ID card no. RG/SSP/SP 60.990.387-1, CPF no. 052.815.287-42 and with an office at Av. Brigadeiro Faria Lima, 4100, 15 floor, Itaim Bibi, City of São Paulo, State of São Paulo, Zip Code 04538-132, Brazil, as representatives before the Company for the purposes of §10 of article 118 of Brazilian Corporation Law.

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